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                  [LETTERHEAD OF LINCOLN NATIONAL CORPORATION]

                                                             January 9, 1989


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: The Lincoln National Life Insurance Company Flexible Premium Variable Life Insurance Contracts (Account G) - Registration No. 33-22740

Gentlemen and Ladies:

      I have made such examination of law and examined such documents and records as I have deemed necessary or appropriate to render the opinion expressed below.

      I am of the opinion that, upon acceptance by Lincoln National Flexible Premium Variable Life Account G of The Lincoln National Life Insurance Company in accordance with the prospectus of payments made by purchasers of the flexible premium variable life contracts which are the subject of the above referenced registration statement, the purchasers will have legally issued, fully paid and non-assessible interests in such contracts.

      I consent to the filing of this opinion as an exhibit to Registration Statement No. 33-22740.

                                             Very truly yours,


                                             /s/ John L. Steinkamp
                                             ---------------------------
                                             John L. Steinkamp
                                             Vice President and
                                               Associate General Counsel